EXHIBIT 10.7

July  1st - December 31st 2010 Management Incentive Plan

The July 1st - December 31st 2010 Management Incentive Plan (the “Plan”) rewards selected employees of the Company, as defined below, for achievement of Objectives as defined in this plan. The plan is designed to support the growth and profitability of the organization.

Definitions

The Plan:	The July 1st - December 31st 2010 Management Incentive Plan.

The Company:	Refers to Accelrys Inc., Symyx Technologies, Inc. and its affiliates.

Plan Participant:	A regular employee of the Company in the following levels: CEO, Vice President, Director and eligible members of the Marketing organization; who are notified by the Company in writing that they are participants in the Plan and are not already participating in an alternative commission or incentive plan and, in all such cases, are employed by the Company through December 31, 2010.

Non-GAAP Revenue:	The Company’s aggregate revenue for the two quarters commencing July 1, 2010 and ending December 31, 2010, inclusive of revenue not recognized under GAAP as a result of the merger with Symyx Technologies, Inc.

Non-GAAP Operating Income:	Earnings before Interest and Taxes, excluding certain GAAP items as detailed by the Company in its filings

Term

This plan is effective for the period ending December 31, 2010.

Plan Structure

Each Plan Participant is eligible to earn a target incentive equal to his/her applicable percentage of base salary as notified by the Company.

Earnings under the Plan result from successful performance against a combination of two Financial Metrics (Non GAAP revenue and non-GAAP Operating Income Targets) and against Individual Performance Objectives.

Achievement under the plan is determined as follows:

Vice President-level Participants and above: funding achievement under the Plan is tied to achievement against the two financial matrices, weighted as follows: Non GAAP Revenue component accounts for 30% of the eligible amount; Non GAAP Operating Income accounts for 50% of the eligible amount; and if both such financial matrices are achieved, the individual may also earn up to 20%, of the eligible amount subject to individual performance objectives, which may be awarded at the sole discretion of Accelrys’ CEO.

Director-level Plan Participants: funding achievement under the Plan is tied to achievement against the two financial matrices, weighted as follows: Non GAAP Revenue component accounts for 18.75% of the eligible amount; Non GAAP Operating Income accounts for 31.25% of the eligible amount; and if both such financial matrices are achieved, the individual may also earn up to 50%, of the eligible amount subject to individual performance objectives, which may be awarded at the sole discretion of Accelrys’ CEO.

Marketing Organization Plan Participants: funding achievement under the Plan is tied to achievement against the two financial matrices, weighted as follows: Non GAAP Revenue component accounts for 18.75% of the eligible amount; Non GAAP Operating Income accounts for 31.25% of the eligible amount; and if both such financial matrices are achieved, the individual may also earn up to 50%, of the eligible amount subject to individual performance objectives, which may be awarded at the sole discretion of Accelrys’ CEO.

Payment Schedule

Incentives shall be paid in the quarter that follows the completion of the Plan.

Payments under this plan are contingent upon signature on the Acknowledgement (provided at the end of this plan) signifying acceptance of the plan terms. To be eligible for an award pursuant to this plan, a Plan Participant must remain employed continuously in good standing with the Company through December 31, 2010. In addition, a Plan Participant who becomes eligible for participation following the effective date of the Plan and remains employed continuously in good standing with the Company during 2010 will receive payment against achievement under the plan on a pro-rata basis.

General Provisions

A Plan Participant shall not assign nor give any part of an incentive to any agent, customer or representative of the customer, or any other person, as an inducement in obtaining an order. Unless expressly approved in advance by the CEO of the Company, a Plan Participant shall not accept any compensation from third parties related to sales of third party products or services made by the Company.

In the event that any Plan Participant compensated in accordance with this plan owes any sum of money to the Company, including without limitation draw payments, charge backs, and travel advances, the Company shall have the right at any time to offset such obligations against the employee’s base salary, commissions, or bonuses.

The Company reserves the right without advance notice to:

1.	Accept, reject, or cancel any order;

2.	Make any adjustments or revisions to incentive rates, quotas, salaries, or any other matters pertaining to this Plan; and

3.	Resolve, in its sole and absolute discretion, any matters of interpretation under the Plan and matters not covered by the provisions of the Plan.

4.	Modify or terminate this Plan at any time.

The contents of this Plan are Company Proprietary and Confidential, and are not to be disclosed by any Plan Participant to any person who is not an employee of the Company. Any legal action brought concerning this Plan shall be brought only in the state or federal courts of the country in which the Plan Participant is employed and both parties submit to venue and jurisdiction in these courts. This Plan contains the entire agreement of the parties with respect to the matters addressed herein, and supersedes all other representations, statements and understandings concerning this subject matter.

Acknowledgement

I hereby acknowledge that I have received, read, and accepted the July 1st – December 31st Management Incentive Plan and agree to be bound by its terms.

Signature:

DATE